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             [LETTERHEAD OF WHITE RIVER CORPORATION APPEARS HERE]


                                                                    EXHIBIT 99.1


                                                         CONTACT: (914) 251-0311



                             FOR IMMEDIATE RELEASE

WHITE PLAINS, New York, April 7, 1998 -- White River Corporation ("White River") announced today that it has reached an agreement to amend its pending merger agreement with an affiliate of Harvard Private Capital Group, Inc. ("Harvard"). Under the terms of the amended agreement, Harvard, among other things, will increase the merger consideration to be paid to White River shareholders from $82.02 per share in cash to $90.67 per share in cash, in each case subject to adjustment which could result in a higher or lower price at closing. In addition, White River has agreed to pay Harvard a termination fee of $15 million, plus up to $1.5 million in reimbursable expenses, in the event that the merger agreement is terminated under certain circumstances.

White River's common stock trades on the Nasdaq National Market tier of the NASDAQ Stock Market under the symbol "WHRC".